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                                                                      EXHIBIT 12

  LOCKHEED MARTIN CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions, except ratio)

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
                                                                 Nine Months
                                                             Ended September 30                Years Ended December 31
                                                             ------------------                -----------------------

EARNINGS:                                                      2003         2002       2002     2001      2000     1999      1998
                                                               ----         ----       ----     ----      ----     ----      ----
Earnings from continuing operations before income taxes      $1,027       $1,136      $ 577     $133     $ 186   $1,188    $1,626
Interest expense                                                376          443        585      700       919      809       861
Losses (undistributed earnings) of 50% and less than 50%
owned companies, net                                            (40)         (21)        (8)      85        (3)      31        (8)
Portion of rents representative of an interest factor            23           29         46       46        57       75        50
Amortization of debt premium and discount, net                    1            2          2        2        (7)      (4)       (4)
                                                             ------       ------     ------    -----    ------   ------    ------

Adjusted earnings from continuing operations before
income taxes                                                 $1,387       $1,589     $1,202     $966    $1,152   $2,099    $2,525
                                                             ======       ======     ======    =====    ======   ======    ======

FIXED CHARGES:

Interest expense                                             $  376       $  443     $  585     $700    $  919   $  809    $  861
Portion of rents representative of an interest factor            23           29         46       46        57       75        50
Amortization of debt premium and discount, net                    1            2          2        2        (7)      (4)       (4)
Capitalized interest                                              -            -          -        -         1       10        10
                                                             ------       ------     ------    -----    ------   ------    ------

Total fixed charges                                          $  400       $  474     $  633     $748    $  970   $  890    $  917
                                                             ======       ======     ======    =====    ======   ======    ======

RATIO OF EARNINGS TO FIXED CHARGES:                             3.5          3.4        1.9      1.3       1.2      2.4       2.8
                                                             ======       ======     ======    =====    ======   ======    ======
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